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DATE: March 17, 1997              ATMOS MEDIA CONTACT: Margaret Watson
                                                       (972) 855-4050

FOR RELEASE: IMMEDIATELY          ATMOS INVESTOR/ANALYST CONTACT: Jack Eversull
                                                                  (972) 855-3728

                                  UNITED CITIES CONTACT: Linda Kelley
                                                         615-373-0104, EXT. 224



              ATMOS ENERGY, UNITED CITIES AGREE TO EXTEND PERIOD
                       FOR CLOSING MERGER UNTIL AUGUST

Dallas, TX--Atmos Energy Corporation (NYSE: ATO) and United Cities Gas Company (NASDAQ: UCIT) of Brentwood, Tennessee, have agreed to extend the period for closing their merger until August 31, 1997, pending completion of regulatory approvals in Illinois and Missouri.

The merger agreement had called for the merger to be completed by March 31, 1997, but both companies agreed to the extension of the time for regulatory approvals. In November, shareholders of both companies approved the merger in which Atmos will be the surviving entity. Approval was required by 10 states of the 13 states in which the combined company will have operations.

"We are confident that we will receive the necessary regulatory approvals from both the Missouri and Illinois commissions," said Gene C. Koonce, United Cities chairman, president and chief executive officer.

Koonce said the two companies now expect a completion date in June or July of this year.

Atmos Energy Corporation Chairman, President and Chief Executive Officer, Robert W. Best, said "Atmos will close the transaction as soon as possible upon receiving the final regulatory approvals."

United Cities distributes natural gas and propane gas to approximately 340,000 customers in 10 states. The company is also engaged in other energy-related business.

Atmos Energy Corporation provides natural gas service to more than 680,000 customers in Texas, Colorado, Kansas, Missouri, Louisiana and Kentucky through its operating companies - Energas Company, Gresley Gas Company, Trans Louisiana Gas Company and Western Kentucky Gas Company.